UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 1, 2010
Parkvale Financial Corporation
(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	0-17411	25-1556590

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4220 William Penn Highway, Monroeville, Pennsylvania	15146

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (412) 373-7200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(c) Parkvale Financial Corporation (the “Company”) announced today that Linda K. Butia, CPA joined Parkvale Savings Bank as its Controller on June 30, 2010. Ms. Butia brings to this position valuable knowledge and insight from 30 plus years of banking experience and expertise she gained from her career with BNY Mellon Corporation and PriceWaterhouseCoopers. Ms. Butia joined BNY Mellon Corporation in 1979, and since 2004 she has served in BNY Mellon’s Reconciliation Group with responsibilities to re-engineer and streamline management reporting functions and develop complex risk assessment processes. Prior to joining Mellon, she was a Senior Accountant for PriceWaterhouseCoopers, where she managed audit engagements for Fortune 500 companies. Linda earned her B.A. degree in Business Administration from Westminster College, New Wilmington, Pa.
Additionally, on June 24, 2010, the Board of Directors elected Interim Principal Financial Officer, Senior Vice President and Chief Information Officer Gilbert A. Riazzi, CPA to hold the title of Chief Financial Officer of the Company and Parkvale Savings Bank, effective July 1, 2010. Mr. Riazzi, an eighteen year employee of the Bank, has been serving as Interim Principal Financial Officer since November 2009. Mr. Riazzi has been a Senior Vice President of the Bank since December 2003 and the Chief Information Officer since July 2002. He previously held the position of Audit — Compliance Director of the Bank, and he joined the Bank as Internal Auditor in May 1992.

Item 9.01	Financial Statements and Exhibits
(d)	The following exhibits are included with this Report:

Exhibit No.	Description
99.1	Press Release, dated July 1, 2010.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARKVALE FINANCIAL CORPORATION
By:	/s/ Robert J. McCarthy, Jr.
	Name:	Robert J. McCarthy, Jr.
	Title:	President and Chief Executive Officer

Date: July 1, 2010